Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2008, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Dresser-Rand Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
May 13, 2008